UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 8, 2004

    INTERCEPT, INC.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

01-14213	58-2237359
(Commission File Number)	(IRS Employer Identification No.)

3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

    (770) 248-9600
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

    Agreement and Plan of Merger

          On September 8, 2004, Fidelity National Financial, Inc., a Delaware corporation ("FNF"), Fidelity National Information Services, Inc., a Delaware corporation and wholly owned subsidiary of FNF ("FNIS"), Fuscia Merger Sub, Inc., a Georgia corporation and wholly owned subsidiary of FNIS ("Merger Sub") and InterCept, Inc., a Georgia corporation ("InterCept"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), under which Merger Sub will be merged with and into InterCept, with InterCept continuing after the merger as the surviving corporation and a wholly-owned subsidiary of FNIS.

          Under the Merger Agreement, InterCept shareholders will receive $18.90 per share of InterCept common stock. FNF has the option to pay the $18.90 consideration in all cash or in a combination of cash and FNF stock. If FNF elects the stock and cash consideration option, InterCept shareholders will have the option to elect any combination of cash and stock, subject to proration such that the overall limitation for the consideration in the transaction will be 75% cash compensation and 25% compensation in the form of FNF stock. The proxy statement for InterCept's annual shareholders meeting, at which the shareholders will vote on the merger, will describe the final composition of the $18.90 per share offer. Any FNF stock consideration will be calculated using a trailing ten-day average calculated one day before the closing of the transaction. Including the conversion of InterCept's Series B preferred stock, InterCept has approximately 21.6 million shares of common stock outstanding.

          The respective boards of directors of FNF and InterCept have unanimously approved the Merger Agreement, and the transactions contemplated thereby are subject to the approval of the shareholders of InterCept, any required antitrust clearance and other customary closing conditions. The foregoing description of the merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is set forth below as Exhibit 2.1 hereto and is incorporated herein by reference.

          FNF entered into shareholder's agreements with certain shareholders of InterCept under which these shareholders, who hold approximately 17.9% of the common shares outstanding, agreed to vote to adopt the Merger Agreement and to take other actions in furtherance of the merger.

    Non-Competition Agreement

          On September 8, 2004, InterCept, FNF and Fidelity Information Services, Inc. ("FIS") (collectively, the "Companies") entered into a Non-Competition Agreement with John Collins, InterCept's Chairman of the Board and Chief Executive Officer. Under this agreement, Mr. Collins has agreed, on his behalf or on behalf of others, not to:

          (1)     solicit, recruit or hire any person, who at the time of the solicitation, recruitment or hiring is, or was during the preceding 12 months, employed by the Companies;

          (2)     solicit, divert, or appropriate any business of the type conducted by the Companies, from the Companies, or their customers or prospective customers to which Mr. Collins had material contact with during his employment by InterCept or its subsidiaries; and

          (3)     enter into or engage in any activity that competes with the business of the Companies in any country where the Companies or any of their subsidiaries engage in business.

The term of the Non-Competition Agreement is three years beginning on the date the merger is closed, and Mr. Collins will receive a lump sum payment of $2,100,000 on that date.

    Side Letter Between InterCept and JANA

          On September 8, 2004, InterCept, Inc, JANA Partners, LLC and JANA Master Fund, Ltd. ("JANA") signed a side letter agreeing that, upon the effectiveness of the merger described above, certain covenants in the Settlement Agreement dated June 11, 2004 between them would terminate, provided that InterCept reimburses JANA for its expenses as required in the Settlement Agreement. The covenants to be terminated relate to InterCept's 2004 and 2005 annual meetings, InterCept's evaluation of strategic alternatives, and expansion of InterCept's board of directors.

Item 9.01.   Financial Statements and Exhibits.

(c)          Exhibits:

2.1	Agreement and Plan of Merger and Reorganization dated as of September 8, 2004, by and among Fidelity National Financial, Inc., Fidelity National Information
Services, Inc., Fuscia Merger Sub, Inc., and InterCept, Inc. (incorporated by reference to Exhibit 2.1 from the current report on Form 8-K of Fidelity National Financial,
Inc. dated September 14, 2004, SEC File No. 1-9396).

99.1	Press Release of InterCept announcing the transaction described herein (incorporated by reference to filing by InterCept pursuant to Rule 425 on September 9, 2004).

Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT, INC.

Dated: September 14, 2004	By: /s/ John W. Collins John W. Collins Chief Executive Officer

EXHIBIT INDEX

2.1	Agreement and Plan of Merger and Reorganization dated as of September 8, 2004, by and among Fidelity National Financial, Inc., Fidelity National Information
Services, Inc., Fuscia Merger Sub, Inc., and InterCept, Inc. (incorporated by reference to Exhibit 2.1 from the current report on Form 8-K of Fidelity National Financial,
Inc. dated September 14, 2004, SEC File No. 1-9396).

99.1	Press Release of InterCept announcing the transaction described herein (incorporated by reference to filing by InterCept pursuant to Rule 425 on September 9, 2004).

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